EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered and effective as of November 1, 2019 by and between Jerome Grant as the employee (“Employee”) and Universal Technical Institute, Inc. (“UTI”) as the employer to memorialize the terms upon which Employee has agreed to assume the position of Chief Executive Officer of UTI.

RECITALS

1.     On or about November 10, 2017, pursuant to a written offer of employment, Employee was offered employment with UTI for the position of Executive Vice President and Chief Operating Officer. Employee accepted that employment and relocated to Phoenix, Arizona. A copy of Employee’s employment offer is attached as Exhibit 1.

2.     Employee and UTI agree and acknowledge that this Agreement sets forth the material terms of Employee’s employment with UTI on an at-will employment basis.

TERMS OF EMPLOYMENT

1.     Annual Base Compensation. Employee’s base annual salary shall be $500,000 annualized and payable bi-weekly in accordance with UTI’s standard payroll procedures and subject to UTI’s standard payroll procedures and subject to UTI’s standard withholding procedures.

2.     Short-term Incentive/Bonus Plan. Employee is eligible to participate in UTI’s Management Incentive Plan, as may be amended from time to time, with a target bonus of 85% of Employee’s annual base salary. This Management Incentive Plan is dependent on UTI’s financial performance, Board of Directors’ approval and other defined criteria as may periodically apply as determined by the UTI Board of Directors.

3.     Long-term Incentive/Bonus Plan. Employee is eligible to continue to participate in UTI’s annual Long-term Incentive program for executive level employees.
This program is subject to Board of Directors’ review and approval on an annual basis.

4.     Other Executive Benefits to Employee.

4.1     Continued eligibility for UTI’s group insurance benefits.

4.2     Continued eligibility for UTI’s expanded medical, dental and vision reimbursement coverage for UTI senior executives and their covered dependents.

4.3     Continued eligibility to participate in UTI’s 401(k) program.

4.4     Continued eligibility to participate in UTI’s Deferred Compensation Plan.

4.5     Continued eligibility to participate in UTI’s expanded short-term and long-term disability plans and life insurance coverage (as separately described in UTI’s benefits summary previously provided to you).

4.6     A reserved covered parking space.

4.7     UTI-paid iPhone or reimbursement for a personal mobile telephone line and data charges of up to $55 per month.

5.     Severance Plan. Employee shall continue to participate in UTI’s Severance
Plan (as amended and effective as of October 1, 2019). Coterminous with the promotion to Chief Executive Officer, the period of Employee’s permitted severance shall be increased to 52 weeks and the balance of the benefits under the plan shall conform to those granted the EVP/SVP level. Although the UTI Severance Plan may be amended or terminated at any time by the Board of Directors of UTI or any committee or individual designated by the Board to take such actions, the benefits due the employee shall at no time be less than those designated in the Severance Plan in effect at the time of promotion.

6.     Understanding of UTI’s Policies. Employee represents and warrants that
Employee understands and agrees to abide by UTI’s business and employment policies and practices, as they may be supplemented or modified from time-to-time.

7.     At-Will Employment. Employee acknowledges that Employee’s employment at UTI is contingent on Employee signing and agreeing to abide by this Agreement. Employee agrees he is and will be employed on an at-will basis. As an at-will employee, either UTI or Employee has the right to terminate the Employee’s employment with or without cause, and at any time with or without advance notice.

8.     Compliance with Laws. In performing Employee’s obligations under this
Agreement, Employee agrees to comply with all applicable laws and regulations.
9. Governing Law, Venue and Attorneys’ Fees. This Agreement, and any disputes arising from this Agreement, will be governed by, construed, interpreted and enforced in accordance with the laws of the State of Arizona, without regard to conflicts of law principles. The parties agree that the state and federal courts located in Maricopa
County, Arizona shall have exclusive jurisdiction and be the sole venue for any disputes that may arise between Employer and Employee. The prevailing party in any dispute arising under this Agreement shall be entitled to recover his/its reasonable attorneys’ fees and costs.

10.     Entire Agreement. This Agreement constitutes the entire Agreement between the parties with regard to the material terms of Employee’s employment by UTI and supersedes any and all prior and contemporaneous negotiations, understandings and agreements, inducement, promises and conditions of any nature whatsoever with respect to its subject matter. No amendment of any provision of this Agreement will be effective against either party unless that party has consented in a signed writing. In such event, only an officer of UTI is authorized to bind UTI.

11.     Non-Disparagement. During Employee’s employment with UTI, Employee will not (i) publicly do or say anything that a reasonable person would expect at the time would have the effect of diminishing or harming the goodwill and good reputation of UTI; or, (ii) publicly disparage or seek to injure the reputation of UTI. Employee’s obligations shall include refraining from negative statements or writings about UTI’s methods of doing business, the effectiveness of UTI or its business policies, and the quality of any of UTI’s services, products or personnel. The foregoing shall not prohibit furnishing of information, testimony or documents by Employee as requested in conjunction with a subpoena, deposition, civil investigation, demand or similar lawful process after promptly notifying UTI of the request and consulting with UTI on the advisability of taking steps to resist or narrow such request.

12.     Cooperation. During and following termination of Employee’s employment with UTI, Employee agrees to cooperate with UTI in responding to any reasonable requests of UTI’s officers, directors, managers and attorneys in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against UTI, its agents, officers, directors or employees.

Employer:     Universal Technical Institute, Inc.

By: /s/Robert T. DeVincenzi

Its: Chairman of the Board of Directors

Employee:    /s/Jerome A. Grant
Jerome Grant

EXHBIT 1

Corporate Office 16220 N. Scottsdale Rd., Suite 100 Scottsdale, Arizona 85254 T (800) 859-7249 O (623) 445-9500 F (623) 445-9501
November 10, 2017

Jerome Grant
725 S. Kennsington Ave.
LeGrange, IL 60525

Dear Jerome,

Congratulations! On behalf of Universal Technical Institute, Inc. (UTI) it is a pleasure to confirm our offer of employment to you. The position, as discussed, is Executive Vice President and Chief Operating Officer, located at our Home Office in Scottsdale, AZ. You will report directly to Kimberly McWaters, President and CEO. Your anticipated start date is Monday, November 27, 2017. The rate of pay for this position is $15,384.62 payable bi-weekly or $400,000 if annualized.

Your total compensation also includes:

•
An initial Long Term incentive award with a target value of $350,000, subject to approval by the UTI Board of Directors at the December 2017 Board meeting. The award is comprised of $150,000 value in Restricted Stock Units that vest ratably over 3 years as well as $125,000 target value in Performance Units and $75,000 target value in Performance Cash both which have cliff vesting restrictions. Going forward, you will be eligible for participation in UTI's annual Long Term Incentive program at the executive level. This program is subject to board review and approval on an annual basis so there is no guarantee that this program will continue to be provided.

•
A full relocation package to assist you in relocation from Chicago, IL to Scottsdale, AZ with benefits not to exceed $100,000 as set forth in the Universal Technical Institute, Inc. Relocation Assistance Repayment Agreement. Benefits payable for relocation are specified in the UTI Relocation Policy.

•
You will be eligible to participate in UTI's Management Incentive Plan with a target bonus of 65% of base salary. FY18 plan details to be outlined under separate cover. Please note that bonus payment is made at management's sole discretion and is dependent upon company performance, Board approval and/or other criteria as defined in the bonus plan.

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•	An executive benefits package as described below:

◦
Eligibility for group insurance benefits for regular, full time employees commences on the first day of the month following thirty days employment. Based on a start date of November 27, 2017, your benefits eligibility will be January 1, 2018. Because there is a waiting period for benefits, you may wish to consider electing health insurance continuation (COBRA) coverage from your previous employer.

◦
The ArmadaCare Ultimate Health Plan offers expanded medical, dental and vision reimbursement coverage to senior executives and their covered dependents. This benefit provides additional tax-free funds for medical, dental and vision expenses that go beyond UTI's underlying health plan up to $100,000 per all covered persons per plan year, with various maximums per coverage type, up to a per occurrence limit per covered person per year of $10,000. A separate certificate of coverage will be made available to you.

◦	401(k) program for which you can enroll on first day of employment.

◦
You will be among a select group of employees eligible to participate in the Universal Technical Institute, Inc. Deferred Compensation Plan ("Plan"). The Plan is a valuable retirement savings program that will allow you to defer state and federal income taxes on a designated amount of salary and bonus, and the opportunity to earn tax-deferred investment returns on those deferrals.

◦	Expanded short term and long term disability plans and life insurance coverage (as described in separate benefits summary document previously provided).

◦	An annual physical at company expense through the Mayo Clinic of Scottsdale.

•	A reserved covered parking space.

•	Company-paid iPhone or reimbursement for personal phone line and data charges up to $55/month.

We have developed a core set of values to support our Vision and Mission. During your interview process, we felt you exemplified these values, which are:

•	Trust

•	Caring

•	Courage

•	Wisdom

•	Innovation

•	Fun

We are confident you will contribute to our success as we work together toward our common goal - to become industry's choice for sourcing and developing professional technicians.

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Universal Technical Institute, Inc. is an "at-will" employer. Either you or UTI will be free to end your employment at any time with or without reason or notice. Federal regulations require that all employees must comply with employment eligibility requirements and provide the appropriate documents which will be explained with the new hire packet. This offer of employment and continued employment is also contingent upon drug testing and background check policy compliance, which may include passing a credit check and the signing of an agreement to arbitrate. Please take the time to read this letter throughly. In addition to this offer letter are copies of UTI's Drug Free Workplace Policy and the relevant Drug & Alcohol Testing Policy for your state. Your acceptance of this offer acknowledges your receipt and understanding of these policies.

If you have any questions feel free to contact me at (623) 445-9312.

We look forward to you joining our team!

Sincerely,

/s/ Rhonda R Turner

Rhonda R. Turner
Senior Vice President, People Services

Universal Technical Institute AZ, CA, FL, IL, MA, NC, PA, TX	Motorcycle Mechanics Institute AZ,FL	Marine Mechanics Institute FL	NASCAR, Technical Institute NC	Learn more: UTI.edu